As filed with the Securities and Exchange Commission on
                   March 30, 2006 Registration No. 333-115364
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C., 20549

                         POST-EFFECTIVE AMENDMENT NO. 3
                            ON FORM S-3 TO FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 CYTOMEDIX, INC.
    ------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
  -----------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   23-3011702
                        (IRS Employer Identification No.)

                              416 HUNGERFORD DRIVE
                                    SUITE 330
                            ROCKVILLE, MARYLAND 20850
                                 (240) 499-2680
               (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

            ANDREW MASLAN                       WITH COPIES TO:
       CHIEF FINANCIAL OFFICER                  A. HEATH ABSHURE
        416 HUNGERFORD DRIVE                WILLIAMS & ANDERSON PLC
              SUITE 330                  111 CENTER STREET, 22ND FLOOR
      ROCKVILLE, MARYLAND 20850           LITTLE ROCK, ARKANSAS 72201
          (240) 499-2680                       (501) 372-0800
  --------------------------------
(Name, address, including zip code,
and telephone number, including area
    code, of agent for service)

      From time to time after the effectiveness of the registration statement
      ------------------------------------------------------------------------
      (Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a registration statement pursuant to General Instruction I.D., or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |_|

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

Title of each     Amount to be       Proposed    Proposed         Amount of
class of          registered(1)(2)   maximum     maximum          Registration
securities to                        offering    aggregate        Fee
be registered                        price per   offering
                                     share (3)   price (3)

Common Stock,     25,606,551         $2.07 per   $53,005,560.57   $6,715.80(4)
$.001 per value   Shares             share


(1) Shares of common stock offered by selling shareholders. Includes 3,320,000 shares of common stock issuable upon conversion of Series C Preferred Stock, and 13,012,826 shares issuable upon the exercises of certain warrants.

(2) Pursuant to Rule 416, this registration statement includes such indeterminable number of additional shares of common stock issuable pursuant to the anti-dilution provisions of the Series C Convertible Preferred Stock, Series C-1 Warrants, Series C-2 Warrants, and certain other warrants in the event the number of outstanding shares is increased by stock split, stock dividend and similar transactions.

(3) Based upon the closing price per share of Cytomedix common stock as reported on the OTC Bulletin Board on May 7, 2004. The proposed offering price per share (and thus the proposed maximum aggregate offering price) for the selling shareholders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(4) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


--------------------------------------------------------------------------------
                                EXPLANATORY NOTE
This Post-Effective Amendment No. 3 to Cytomedix's Registration Statement on Form SB-2 (File No. 333-115364) is being filed on Form S-3 pursuant to the provisions of Rule 401(e) under the Securities Act of 1933.
--------------------------------------------------------------------------------

                              SUBJECT TO COMPLETION

                                 CYTOMEDIX, INC.

                25,606,551 SHARES OF COMMON STOCK, $.0001 PAR VALUE
                         OFFERED BY SELLING SHAREHOLDERS

This prospectus relates to 25,606,551 shares of Cytomedix common stock, of which:

9,273,725 are shares of Cytomedix common stock that were outstanding as of July 13, 2004, and may be sold from time to time by certain selling shareholders;

665,563 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon exercise of Cytomedix's outstanding Series A Warrants;

477,263 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon exercise of Cytomedix's outstanding Series B Warrants;

1,680,000 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon exercise of Cytomedix's outstanding Series C-1 Warrants;

1,680,000 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon exercise of Cytomedix's outstanding Series C-2 Warrants;

3,320,000 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon conversion of Cytomedix's outstanding Series C Preferred Stock; and

8,510,000 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon the exercise of other warrants to purchase shares of Cytomedix's common stock.

The shares covered by this prospectus may be sold from time to time by the selling shareholders listed on page 11. The selling shareholders will act independently in determining the timing, manner, and size of each sale. The selling shareholders may also sell the common stock under Rule 144. We will not receive any of the proceeds from the sale of the common stock being offered by the selling shareholders.

Our common stock is currently listed on the American Stock Exchange under the symbol GTF. On March 24, 2006, the closing sale price of our common stock was $2.54.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 BEFORE PURCHASING SHARES OF OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is______________________.

                    THIS PROSPECTUS IS SUBJECT TO COMPLETION

                               PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding Cytomedix, the risks of purchasing our common stock discussed under "Risk Factors," and our financial statements and accompanying notes.

                                    Cytomedix

We are a biotechnology company engaged primarily in developing, producing, licensing and distributing autologous cellular therapies, therapies that use the patient's own body products, for the treatment of chronic non-healing wounds (the "Company"). This includes our proprietary AutoloGel(TM) System, which produces our platelet-rich plasma gel, AutoloGel(TM), and related product therapies. To create AutoloGel(TM), the patient's own plasma, platelets and other essential blood components are separated through centrifugation. These components are combined with several reagents which results in the formation of a gel that is applied topically to a wound under the direction of a physician.

We employ eleven full-time employees and one part-time employee. Our corporate headquarters is located at 416 Hungerford Drive, Suite 330, Rockville, Maryland 20850. Our telephone number is (240) 499-2680 and our website is located at www.cytomedix.com. The information on our website is not a part of this prospectus.

On August 7, 2001, we filed bankruptcy under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court of the Northern District of Illinois, Eastern Division. On July 11, 2002, our Plan of Reorganization became effective, and we emerged from bankruptcy. Since emerging from bankruptcy, we have elected new directors and have appointed a new management team. We have also adopted a new business plan emphasizing:

o     Reimbursement from third-party payors;

o Successful penetration of market segments that are less sensitive to reimbursement issues; and

o Aggressive protection of our intellectual property rights to protect our proprietary technology and maximize potential royalty and licensing revenue.

                    The Offering by the Selling Shareholders

The selling shareholders identified in this prospectus are selling up to 25,606,551 shares of our common stock. The selling shareholders acquired these shares, or will acquire these shares upon exercise of warrants or conversion of preferred stock, in transactions exempt from the registration requirements of the Securities Act of 1993. We will not receive any of the proceeds from the sale of the common stock offered by the selling shareholders.

This prospectus relates to the registration for resale of up to 25,606,551 shares of common stock that were issued, or are issuable, in connection with the following transactions:

2002 Offering

In connection with our bankruptcy reorganization, we initiated a private offering of our common stock and warrants to purchase our common stock to accredited investors only. For each $1.00 invested in the 2002 Offering, investors received one share of common stock, 1/4 of a Series A Warrant (exercisable for two years at $1.00 per share of common stock) and 3/20 of a Series B Warrant (exercisable for three years at $1.50 per share of common stock). In connection with the 2002 Offering, we issued to investors 3,469,252 shares of common stock, Series A Warrants to purchase 867,313 shares of common stock, and Series B Warrants to purchase 520,388 shares of common stock. The number of shares of common stock issuable upon exercise of the Series A and Series B Warrants is subject to adjustment for stock splits, stock dividends, and similar transactions. We also issued 153,963 shares of common stock to broker-dealers as compensation in connection with the 2002 Offering. The common stock issuable upon exercise of the Series A and Series B Warrants is expected to be issued pursuant to exemptions provided by Section 4(2) of the Securities Act.

This prospectus covers the resale of the common stock issued to investors in the 2002 Offering, the common stock issuable upon exercise of the Series A Warrants and the Series B Warrants, and the common stock issued to broker-dealers (or their designees) as compensation in connection with the 2002 Offering.

2003 Offering

On June 4, 2003, we initiated a private offering of our common stock to accredited investors only. In the 2003 Offering, we issued to investors 1,999,200 shares of common stock at a price of $1.25 per share. We also issued 40,776 shares of common stock to broker-dealers as compensation in connection with the 2003 Offering. This prospectus covers the resale of the common stock issued to investors in the 2003 Offering, and the common stock issued to broker-dealers (or their designees) as compensation in connection with the 2003 Offering.

2004 Series C Offering

On March 26, 2004, we completed a private offering to accredited investors only of Series C Convertible Preferred Stock, Series C-1 Warrants, and Series C-2 Warrants raising gross proceeds of $2.8 million. The 2004 Series C Offering, and certain documents material to the 2004 Series C Offering, were disclosed in the Form 8-K filed with the SEC on March 29, 2004. In the 2004 Series C Offering, we issued and sold 280 shares of our new Series C convertible preferred stock, accompanied by Series C-1 Warrants to purchase a total of 1.4 million shares of our common stock and Series C-2 Warrants to purchase 1.4 million shares of our common stock. The Series C-1 Warrants and Series C-2 Warrants had an exercise price of $1.50 and a term of five years. The purchase price of each share of Series C preferred stock was $10,000.

Each share of Series C convertible preferred stock is convertible into 10,000 shares of our common stock based on an initial conversion price of $1.00 per share. However, as is provided in the Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock, the holders of the Series C convertible preferred stock are prohibited from converting their Series C convertible preferred stock if the number of shares of common stock to be issued upon such conversion, when added to all other shares of our common stock owned by the holder at that time, would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.999% of the then-issued and outstanding shares of common stock. Similarly, holders of the Series C-1 Warrants and the Series C-2 Warrants may not exercise their warrants if such exercise would result in the holder beneficially owning more than 9.999% of the then-issued and outstanding shares of common stock, including the shares issuable upon exercise of the warrant.

On or about July 16, 2004, 50% of the outstanding Series C convertible preferred stock automatically converted into common stock. The number of shares of common stock issuable upon conversion of the Series C convertible preferred stock, and the number of shares of common stock issuable upon exercise of the Series C-1 and Series C-2 Warrants, is subject to adjustment for stock splits, stock dividends and similar transactions, and for certain dilutive issuances of additional securities.

In connection with the 2004 Series C Offering, we issued placement agent warrants to purchase 280,000 shares of common stock at an exercise price of $1.00 per share to Burnham Hill Partners, a division of Pali Capital, Inc., and to certain designees of Burnham Hill Partners. Burnham Hill Partners served as placement agent in connection with the 2004 Series C Offering, and the warrants were issued as partial consideration for its services. The placement agent warrants are immediately exercisable and expire on March 25, 2009. The number of shares of common stock issuable upon exercise of the placement agent warrants is subject to adjustment for stock splits, stock dividends and similar transactions, and for certain dilutive issuances of additional securities.

The common stock to be issued upon conversion of the Series C convertible preferred stock, as well as the common stock to be issued upon exercise of the Series C-1 Warrants, Series C-2 Warrants, and the placement agent warrants, is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act of 1933. This prospectus covers the resale of the common stock issuable upon conversion of the Series C convertible preferred stock, exercise of the Series C-1 Warrants, exercise of the Series C-2 Warrants, and the exercise of the placement agent warrants.

2004 Unit Offering

On May 1, 2004, we completed a private placement to accredited investors only of 4,500 Units for gross proceeds of $4,500,000 consisting of cash and negotiable term promissory notes. Each Unit consisted of 1,000 shares of common stock and a five-year warrant to purchase an additional 1,000 shares of common stock at an exercise price of $1.50 per share. We received $2,612,500 in cash proceeds, and promissory notes for an additional $1,887,500. As of March 17, 2005, we have received all amounts due under the promissory notes received in connection with the 2004 Unit Offering.

The holders of warrants issued in the Series 2004 Unit Offering may not exercise such warrants if the exercise would result in the holder beneficially owning more than 9.999% of the issued and outstanding common stock, including the shares issuable upon exercise of the warrants. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions, and for certain dilutive issuances of additional securities. The common stock to be issued upon exercise of the warrants is expected to be issued pursuant to exemptions afforded by
Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issued in the 2004 Unit Offering, as well as the common stock issuable upon exercise of the warrants issued in the 2004 Unit Offering.

Other Transactions

In connection with the 2004 Series C Offering, we entered into a consulting agreement with Burnham Hill Partners, pursuant to which Burnham Hill Partners agreed to act as consultant to us for six months in return for consideration of $5,000 per month and consulting warrants to purchase 100,000 shares of our common stock. The consulting warrants have an exercise price of $1.00 and a term of five years. The number of shares of common stock issuable upon exercise of the consulting warrants is subject to adjustment for stock splits, stock dividends and similar transactions, and for certain dilutive issuances of additional securities. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the consulting warrants issued to Burnham Hill Partners (or its designees).

Effective February 24, 2004, we issued to BDR Consulting, Inc., a related party, warrants to purchase 200,000 shares of our common stock. The warrants have a ten-year term and an exercise price of $1.50 per share of common stock. These warrants were issued as partial consideration for the services provided by BDR Consulting under its consulting agreement dated July 16, 2002. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the consulting warrants issued to BDR Consulting.

Effective January 2, 2004, we entered into a Confidential Release and Settlement Agreement with Mr. Kent Smith, our former President and Chief Executive Officer. Mr. Smith consented to the expiration of all vested and unvested options or other stock-based incentives that had been awarded to him. In return, we granted Mr. Smith warrants to purchase 175,000 shares of common stock at an exercise price of $1.50. The warrants expire on January 2, 2007. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to Mr. Smith in connection with the Confidential Release and Settlement Agreement.

In October 2003, we entered into a Services Agreement with FEQ Investments, Inc. In accordance with the Services Agreement, and as partial consideration for the services provided by FEQ Investments, we issued warrants to purchase 775,000 shares of common stock at an exercise price of $1.00 per share. In connection with consulting services provided regarding the 2004 Unit Offering, we issued FEQ Investments additional consulting warrants to purchase 450,000 shares of common stock at an exercise price of $1.00 per share. The initial warrants issued to FEQ Investment expire on October 1, 2006. The subsequent consulting warrants issued to FEQ Investments expire on April 1, 2009. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the consulting warrants issued to FEQ Investments.

In October 2003, we entered into a consulting agreement with The Carmen Group, Inc., a related party, to expire on October 1, 2004. Upon the signing of the consulting agreement, and as partial consideration for the services to be provided by The Carmen Group, we agreed to issue a fully-vested and irrevocable warrant to purchase 100,000 shares of common stock at an exercise price of $1.25. As required by the agreement, we issued The Carmen Group an additional warrant to purchase 100,000 shares of common stock exercisable at $2.00 per share. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to The Carmen Group.

In October 2003, we entered into a Services Agreement with IVC Group. Under the terms of the Services Agreement, as partial consideration for the consulting services provided by IVC Group, we issued warrants to purchase 400,000 shares of common stock at an exercise price of $1.00 per share. The warrants expire on October 1, 2006. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to IVC Group.

In October 2003, we entered into a Services Agreement with Stern & Co. Under the terms of the Services Agreement, as partial consideration for the consulting services provided by Stern & Co., we issued warrants to purchase 100,000 shares of common stock at an exercise price of $1.25 per share. The warrants expire on October 1, 2006. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to Stern & Co.

On August 27, 2003, we entered into an agreement with The Research Works, Inc., whereby The Research Works prepared an equity report on us. This report is published on the Research Works website and is updated periodically. We authorized and issued 40,000 shares of common stock to The Research Works as partial consideration for services rendered. This prospectus covers the resale of the common stock issued to The Research Works.

On April 1, 2003, we entered into a consulting agreement with Ms. Nadine Smith. Under the terms of the agreement, as partial consideration for the services provided by Ms. Smith, we issued warrants to purchase 1,000,000 shares of common stock at an exercise price of $1.00 per share. The warrants expire on April 1, 2010. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to Ms. Smith.

On July 29, 2002, we entered into a Financial Services Agreement with HMA Advisors, Inc. Under the terms of the Financial Services Agreement, as partial consideration for the services provided by HMA Advisors, we issued warrants to purchase 600,000 shares of common stock at an exercise price of $1.00 per share. The warrants expire on August 1, 2007. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to HMA Advisors.

Securities Being Offered      Up to 25,606,551 shares of common stock

Offering Price                The selling shareholders will sell the shares at
                              prevailing market prices or at privately negotiated prices.

Terms of the Offering         The selling shareholders will determine when and
                              how they will sell the common stock offered in this prospectus.

Termination of the Offering   The offering will conclude when all of the
                              25,606,551 shares of common stock have been sold or may be sold without registration or restriction pursuant to Rule 144.

Use of Proceeds               We will not receive any proceeds from the sale of
                              common stock by the selling shareholders.

                           Forward-Looking Information

When used in this prospectus, the words "believes," "plans," "anticipates," "will likely result," "will continue," "projects," "expects," and similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including those risks defined above, which could cause actual results to differ materially from those projected.

We caution readers not to place undue reliance on any forward-looking statements, which are based on certain assumptions and expectations which may or may not be valid or actually occur, and which involve certain risks, including these risks defined below. Sales and other revenues may not commence and/or continue as anticipated due to delays or otherwise. As a result, our actual results for future periods could differ materially from those anticipated or projected.

                                  RISK FACTORS

The securities offered under this prospectus are highly speculative and involve high risk. You should purchase them only if you can afford to lose your entire investment. Prior to investing in Cytomedix, a prospective investor should consider carefully the following risk factors which may affect our business and financial condition. Our business and results of operations could be seriously harmed by the following risks, which may cause actual results to differ materially from those expressed or implied by any forward-looking statement included in this prospectus. The risks described below are not to be deemed an exhaustive list of all potential risks.

We Have Limited Sources of Working Capital

Because we were in bankruptcy in 2002, we will not be able to obtain debt financing. All working capital required to implement our business plan will be provided by funds obtained through offerings of our equity securities, and revenues that we generate. No assurance can be given that we will have revenues sufficient to support and sustain our operations through 2006.

If we do not have sufficient working capital and are unable to generate revenues or raise additional funds, the following may occur: delaying the completion of our current business plan or significantly reducing the scope of the business plan; delaying some of our development and clinical testing; delaying our plans to initiate government regulatory and reimbursement approval processes for our wound treatment technologies; postponing the hiring of new personnel; or, in an extreme situation, ceasing operations.

We Have a History of Losses

We have a history of losses, we are not currently profitable, and we expect to incur substantial losses and negative operating cash flows for the foreseeable future. We may never achieve or maintain profitability. We will need to generate significant revenues to achieve and maintain profitability. We cannot guarantee that we will be able to generate these revenues, and we may never achieve profitability in the future.

We Have a Short Operating History and Limited Operating Experience

We must be evaluated in light of the uncertainties and complexities affecting an early stage biotechnology company. We have only recently begun to implement our current business plan. Thus, we have a very limited operating history. Continued operating losses, together with the risks associated with our ability to gain new customers in the sale of disposable products for the AutoloGel(TM) System may have a material adverse effect on our liquidity. We may also be forced to respond to unforeseen difficulties, such as decreasing demand for our products and services, regulatory requirements and unanticipated market pressures.

Since emerging from bankruptcy and continuing through today, we have developed and are currently executing a business model that includes protecting our patent position through an aggressive program of litigating selected infringement cases and addressing our third-party reimbursement issues through an ambitious program of clinical trials approved by the FDA. These areas are being addressed concurrent with an aggressive sales and marketing program that is focusing on niche markets such as federally funded initiatives, state Medicaid programs and selected commercial insurance pending approval from FDA and a national reimbursement code from CMS. There can be no assurance that our business model in its current form can accomplish our stated goals.

Our Intellectual Property Assets Are Critical to Our Success

We regard our patents, trademarks, trade secrets, and other intellectual property assets as critical to our success. We rely on a combination of patents, trademarks, and trade secret and copyright laws, as well as confidentiality procedures, contractual provisions, and other similar measures, to establish and protect our intellectual property assets. We attempt to prevent disclosure of our trade secrets through a number of means, including restricting access to sensitive information and requiring employees, consultants, and other persons with access to our sensitive information to sign confidentiality agreements. Despite these efforts, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology in the future. Furthermore, policing the unauthorized use of our intellectual property assets is difficult and expensive. Litigation has been necessary in the past and will likely be necessary in the future in order to enforce our intellectual property assets. Litigation could result in substantial costs and diversion of resources. We cannot guarantee that we will be successful in any litigation matter relating to our intellectual property assets. Continuing litigation or other challenges could result in one or more of our patents being declared invalid. In such a case, any royalty revenues from the affected patents would be adversely affected although we may still be able to continue to develop and market our products.

Our patent covering the specific gel formulation that is applied as part of the AutoloGel(TM) System (the "Worden Patent") expires no earlier than February 2019. Our U.S. Knighton Patent (which is the subject of license agreements between us and Medtronic, Inc., DePuy Spine, Inc., and Harvest Technologies Corporation, among others) expires in November 2009. We are pursuing an aggressive strategy to obtain FDA approval and CMS reimbursement, with the hope thereafter of capturing a significant share of the wound care market and thereby strengthening our market position. There can be no assurance that we will be able to establish such a significantly increased share of the wound care market prior to the expiration of the U.S. Knighton Patent in 2009, after which we may be more vulnerable to competitive factors because third parties will not then need a license from us to perform the methods claimed in the Knighton Patent. Absent a license from us, however, such parties would not be able to practice the methods claimed in the Worden Patent until at least February 2019.

The AutoloGel(TM) System Is Subject to Governmental Regulation

Our success is also impacted by factors outside of our control. Our current therapies may be subject to extensive regulation by numerous governmental authorities in the United States, both federal and state, and in foreign countries by various regulatory agencies.

Specifically, our therapies may be subject to regulation by the FDA and state regulatory agencies. The FDA regulates drugs, medical devices and biologics that move in interstate commerce and requires that such products receive pre-marketing approval based on evidence of safety and efficacy. The regulations of government health ministries in foreign countries are analogous to those of the FDA in both application and scope. In addition, any change in current regulatory interpretations by, or positions of, state regulatory officials where the AutoloGel(TM) System is practiced could materially and adversely affect our ability to sell products in those states.

The FDA could require us to stop selling the AutoloGel(TM) System until it obtains clearance or approval of a specific wound healing claim. While we believe that all of the components of the AutoloGel(TM) System are legally marketed, the FDA could take the position that we cannot market the AutoloGel(TM) System for wound healing until we have a specific approval or clearance to do so from the FDA. We believe however, that our current marketing practices are consistent with what other companies in this field are doing and have not received any indication from the FDA that it objects to our practices or those of our competitors. There is, however, no guarantee FDA will not do so in the future.

Further, as we expand and offer additional products in the United States and in foreign countries, approval from the FDA and comparable foreign regulatory authorities prior to introduction of any such products into the market may be required. We have no assurance that we will be able to obtain all necessary approvals from the FDA or comparable regulatory authorities in foreign countries for these products. Failure to obtain the required approvals would have a material adverse impact on our business and financial condition.

Compliance with FDA and other governmental requirements imposes significant costs and expenses. Further, our failure to comply with these requirements could result in sanctions, limitations on promotional or other business activities, or other adverse effects on our business. Further, recent efforts to control healthcare costs could negatively effect demand for our products and services.

We Could Be Adversely Affected if Customers Cannot Obtain Reimbursement

AutoloGel(TM) is provided to healthcare providers. Some of these providers, in turn, seek reimbursement from third-party payers such as Medicare, Medicaid, and other private insurers. Many foreign countries also have comprehensive government managed healthcare programs that provide reimbursement for healthcare products. Under such healthcare systems, reimbursement is often a determining factor in predicting a product's success, with some physicians and patients strongly favoring only those products for which they will be reimbursed.

In order to achieve a national reimbursement product code for the AutoloGel(TM) System, we have conducted a prospective, randomized, controlled, multi-site clinical trial as approved by the FDA to provide the necessary data as required by CMS, formerly known as the Healthcare Financing Agency. In addition, a 1992 HCFA ruling prohibiting the reimbursement of growth factor products for chronic wounds may have to be dismissed in order to secure a national reimbursement product code. We cannot guarantee that third-party payers will elect to reimburse treatments using our products or processes or, if such reimbursement is approved, that the level of reimbursement granted will be sufficient to cover the cost of the product or process to the physician or to the patient.

Healthcare providers' inability to obtain third-party reimbursement for the treatment could have an adverse effect on our success.

The Results from the Clinical Trial Are Critical to Our Success

We have completed our prospective, randomized, controlled, multi-site clinical trial as approved by the FDA. While we have announced favorable results, we can provide no assurance that it will be sufficient or compelling enough to obtain the clearance that we seek from the FDA. We may need to expand or refine our clinical trial and these activities would most likely require additional financing which we cannot guarantee we can obtain on terms acceptable to us. A lack of FDA clearance may make it more difficult to obtain a national reimbursement product code and/or adversely affect our ability to implement a significant portion of our business plan. Specifically, we may be unable to obtain a significant share of the wound care market. Even with FDA clearance, we can provide no assurance that we will be able to obtain a national reimbursement code.

Royalty Revenues Are Unpredictable

While we currently have six primary licensing agreements that are expected to generate on-going royalty revenues, we cannot currently reasonably predict the magnitude of those revenues. Because Cytomedix's licensing activities are recent, it is premature to predict the resulting royalty streams from these licensing agreements. Furthermore, royalty streams from these agreements are entirely dependent on the sales of our licensees and are therefore outside of our control. Past levels of royalty revenues from these agreements are not necessarily an indication of future activity.

The Success of the Autologel(TM) System Is Dependent on Acceptance by the Medical Community

The commercial success of our products and processes will depend upon the medical community and patients accepting the therapies as safe and effective. If the medical community and patients do not ultimately accept the therapies as safe and effective, our ability to sell the products and processes will be materially and adversely affected.

We May Be Unable to Attract and Retain Key Personnel

Our future success depends on the ability to attract, retain and motivate highly skilled management, including sales representatives. We have retained a team of highly qualified officers and consultants, but we cannot provide assurance that we will be able to successfully integrate these officers and consultants into our operations, retain all of them, or be successful in recruiting additional personnel as needed. Our inability to do so will materially and adversely affect the business prospects, operating results and financial condition.

Our ability to maintain and provide additional services to our existing customers depends upon our ability to hire and retain business development and scientific and technical personnel with the skills necessary to keep pace with continuing changes in cellular therapy technologies. Competition for such personnel is intense; we compete with pharmaceutical, biotechnology and healthcare companies. Our inability to hire additional qualified personnel may lead to higher recruiting, relocation and compensation costs for such personnel. These increased costs may reduce our profit margins or make hiring new personnel impractical.

Legislative and Administrative Action May Have an Adverse Effect on Us

Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. We cannot predict what other legislation relating to our business or to the health care industry may be enacted, including legislation relating to third-party reimbursement, or what effect such legislation may have on our business, prospects, operating results and financial condition. We expect federal and state legislators to continue to review and assess alternative health care delivery and payment systems and possibly adopt legislation affecting fundamental changes in the health care delivery system. Such laws may contain provisions that may change the operating environment for our targeted customers including hospitals and managed care organizations.

Health care industry participants may react to such legislation by curtailing or deferring expenditures and initiatives, including those relating to our products. Future legislation could result in modifications to the existing public and private health care insurance systems that would have a material adverse effect on the reimbursement policies discussed above.

We Could Be Affected by Malpractice Claims

Providing medical care entails an inherent risk of professional malpractice and other claims. We do not control or direct the practice of medicine by physicians or health care providers who use the products and do not assume responsibility for compliance with regulatory and other requirements directly applicable to physicians. We cannot guarantee that claims, suits or complaints relating to the use of the AutoloGel(TM) System administered by physicians will not be asserted against us in the future.

The production, marketing and sale, and use of the AutoloGel(TM) System entail risks that product liability claims will be asserted against us. These risks cannot be eliminated, and we could be held liable for any damages that result from adverse reactions or infectious disease transmission. Such liability could materially and adversely affect our business, prospects, operating results and financial condition.

We currently maintain professional and product liability insurance coverage, but we cannot give assurance that the coverage limits of this insurance would be adequate to protect against all potential claims. We cannot guarantee that we will be able to obtain or maintain professional and product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

AutoloGel(TM) Has Existing Competition in the Marketplace

In the market for biotechnology products, we face competition from pharmaceutical companies, biopharmaceutical companies and other competitors. Other companies have developed or are developing products that may be in direct competition with the AutoloGel(TM) System. Biotechnology development projects are characterized by intense competition. Thus, we cannot assure any investor that it will be the first to the market with any newly developed products or that it will successfully be able to market these products. If we are not able to participate and compete in the cellular therapy market, our financial condition will be materially and adversely affected. We cannot guarantee that we will be able to compete effectively against such companies in the future. Many of these companies have substantially greater capital resources, larger marketing staffs and more experience in commercializing products. Recently developed technologies, or technologies that may be developed in the future, may be the basis for developments that will compete with our products.

The Price of Our Common Stock Could Be Affected Adversely by Sales of Common
Stock

To date, there has been very limited trading volume in our common stock. As long as this condition continues, it could be difficult or impossible to sell a significant number of shares of common stock at any particular time at the market prices prevailing immediately before such shares are offered. In addition, sales of substantial amounts of common stock could lower the prevailing market price of our common stock. This would limit or perhaps prevent our ability to raise capital through the sale of securities.

The Price of Our Common Stock Is Likely to Be Volatile and Subject to Swings Based on Sales and Other Market Conditions

The market price of our common stock is likely to be highly volatile. In addition to market volatility unrelated to our operating performance, the relatively low trading volume of our common stock increases the likelihood and severity of volume fluctuations. These volume fluctuations could result in an increase in the volatility of our common stock price. Factors that could cause such volatility in the price of our common stock may include: (a) actual or anticipated fluctuations in our quarterly operating results; (b) announcements of technological innovations or new sales; (c) changes in financial estimates by securities analysts; (d) governmental regulations; (e) developments in our efforts to protect our intellectual property assets; (f) conditions or trends in the health care industry; (g) changes in the market valuations of other comparable companies; (h) general market conditions; and (i) timing of sales of large positions in our common stock by existing shareholders.

We Are Subject to Anti-Takeover Provisions and Laws.

Provisions in our Restated Certificate of Incorporation and Restated Bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our stock price.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered through this prospectus by the selling shareholders. We are registering the shares for sale to provide the selling shareholders with freely tradable securities. The registration of these shares does not necessarily mean that any of these shares will be offered or sold by the selling shareholders. All proceeds from the sale of shares sold under this prospectus will go to the selling shareholders.

We may receive proceeds from the selling shareholders' exercise of warrants, but the issuance of common stock from Cytomedix to the selling shareholders is not covered by this prospectus. Such proceeds, if any, will be used for working capital and other corporate purposes. However, certain warrants held by selling shareholders may be exercised through a cashless exercise in certain circumstances, in which event we would not receive any proceeds from the exercise.

                         DETERMINATION OF OFFERING PRICE

This prospectus may be used from time to time by the selling shareholders who offer the common stock in transactions (which may include block transactions) at prevailing market prices at the time of sale, at prices related to the prevailing market prices, or at other negotiated prices. The selling shareholders will act independently in determining the offering price of each sale.

                              SELLING SHAREHOLDERS

The following table sets forth the names of the selling shareholders and the number of shares of common stock being registered for sale by the selling shareholders (or their permitted pledges, donees, transferees or other permitted successors in interest) under this prospectus as of June 17, 2004. The table also sets forth the number of shares of common stock believed to be beneficially owned by each selling shareholder as of June 17, 2004. This table is based upon information provided by the selling shareholders. Except as otherwise indicated in the table below, the number of shares beneficially owned by each of the selling shareholders is determined by rules promulgated by the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose.

The number of shares offered in this prospectus includes shares of common stock issuable upon conversion of preferred stock and shares of common stock issuable upon exercise of warrants. The number of shares that will ultimately be issued to the selling shareholders cannot be determined at this time because it depends on whether and when the holders of the Series C Preferred Stock convert their Series C Preferred Stock, and whether and when the holders of the warrants ultimately exercise their warrants. Further the number of shares issuable upon conversion of the Series C Preferred Stock and upon exercise of the various warrants may be subject to certain adjustments to prevent dilution resulting from stock splits, stock dividends or similar transactions, and in some circumstances, certain other dilutive issuances of securities.

For some of the selling shareholders, the number of shares of common stock being sold in the offering will be greater than the number of shares of common stock beneficially owned prior to the offering. This is due to a limitation on the number of shares of common stock that these selling shareholders can hold at any given time. Under the terms of the Series C convertible preferred stock, the holders of the Series C convertible preferred stock are prohibited from converting their Series C convertible preferred stock if the number of shares of common stock to be issued upon such conversion, when added to all other shares of our common stock owned by the holder at that time, would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.999% of the then-issued and outstanding shares of common stock. Similarly, holders of the Series C-1 Warrants and the Series C-2 Warrants may not exercise their warrants if such exercise would result in the holder beneficially owning more that 9.999% of the then-issued and outstanding shares of common stock, including the shares issuable upon exercise of the warrant. Also, holders of the warrants issued in the 2004 Unit Offering may not exercise their warrants if such exercise would result in the holder beneficially owning more than 9.999% of the then-issued and outstanding shares of common stock, including the shares issuable upon exercise of the warrant. However, regardless of this limitation, we are obligated to register the resale of all of the shares of common stock that are issuable upon conversion of Series C convertible preferred stock or exercise of warrants. Consequently, some of the selling shareholders in the table below are shown as offering and selling a greater number of shares than they beneficially own.

Each selling shareholder who purchased securities from us has represented to us that, at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To our knowledge, each selling shareholder who purchased securities from us and is a broker-dealer or an affiliate thereof purchased the securities in the ordinary course of business.

The following table assumes that each selling shareholder will sell all of the shares of common stock being offered by this prospectus. However, because the selling shareholders may offer all, some or none of the common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling shareholders upon termination of the offering. The selling shareholders may sell all, part, or none of the shares listed.

Except as is indicated in the footnotes to the table below, none of the selling shareholders has had any position, office or other material relationship with us, other than as a security holder, during the past three years.

The term "selling shareholder" includes the shareholders listed below and their transferees, assigns, pledges, donees or other successors. The percentage of beneficial ownership is based on 16,639,965 shares of common stock issued and outstanding on June 17, 2004. Shares of common stock subject to warrants, options and other convertible securities that are currently exercisable or exercisable within 60 days of June 17, 2004 are considered outstanding and beneficially owned by a selling shareholder who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling shareholder but are not treated as outstanding for the purpose of computing the percentage ownership of any other selling shareholder.



                 SHARES                           SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING                  SHARES
                 BENEFICIALLY                                                                                        BENEFICIALLY
                 OWNED PRIOR TO                                                                                      OWNED AFTER THE
                 OFFERING                                                                                            OFFERING(1)



Name of          Number     %     Common    Upon      Upon      Upon        Upon      Upon      Upon       Upon      Number     %
Selling                           Stock     Exercise  Exercise  Conversion  Exercise  Exercise  Exercise   Exercise
Shareholder                                 of        of        of Series   of        of        of Unit    of Other
                                            Series A  Series B  C           Series    Series    Offering   Warrants
                                            Warrants  Warrants  Preferred   C-1       C-2       Warrants
                                                                Stock       Warrants  Warrants  (2)
                                                                (2)(3)      (2)(3)    (2)(3)

All Co.          17,500     *     12,500    3,125     1,875                                                              *        *
Bel-Cal          192,515    1.2   125,015             67,500                                                             *        *
Holdings, Ltd.
B.J. Hogg        22,437     *     15,625              1,875                                                            4,937      *
Enterprises
Guy H. Collins   84,000     *     60,000    15,000    9,000                                                              *        *
Steven W.        135,382    *     35,382    62,500    37,500                                                             *        *
Creekmore
David Paul       511,274    3.1   56,500    12,500    7,500                                                           434,774
Crews Living
Revocable
Trust, David
Paul Crews,
Trustee (4)
Jack & Joyce     187,912    1.1   71,250              8,550                                                           108,112     *
Crouse
Gary T. &        70,000     *     50,000    12,500    7,500                                                              *        *
Helene F.
Dalton
John Paul        1,350,000  8.1   750,000   62,500    37,500                                    500,000                  *        *
DeJoria
Norbert J. &     24,500     *     17,500    4,375     2,625                                                              *        *
Marge
Felderhoff
Michael J.       112,469    *               62,500    37,500                                                          12,469      *
Garnick
Gary Heathcott   12,405     *     5,000                                                                                7,405      *
Russell Huckaby  17,500     *     12,500    3,125     1,875                                                              *        *
R. Lance & Lee   105,000    *     75,000    18,750    11,250                                                             *        *
Lanehart
William F.       270,000    1.6   150,000   12,500    7,500                                     100,000                  *        *
Miller, III
Shirley Pruett   295,378    1.8   135,000                                                                             160,378
Jeff Rand        40,000     *               25,000    15,000                                                             *        *
Nancy G.         28,000     *     20,000    5,000     3,000                                                              *        *
Reaves
William Glenn    11,319     *               3,125     1,875                                                            6,319      *
Smith
SPH              175,000    1.1   125,000   31,250    18,750                                                             *        *
Investments,
Inc.
John Steed       63,343     *     20,000    5,000     3,000                                                           35,343      *
Donald J.        17,500     *     12,500    3,125     1,875                                                              *        *
Tackett
Darrell          140,000    *     100,000   25,000    15,000                                                             *        *
Teeter
William C.       710,090    4.3   507,252   45,563    27,338                                    125,000                4,937      *
Tennison
Trinity          91,083     *     50,000    12,500    7,500                                                           21,083      *
Pacific
Investments
Ltd.
Vitel Ventures   100,000    *     100,000                                                                                *        *
Corp.
Waverly          213,677    1.3   20,000    5,000     3,000                                                           185,677
Holdings, LLC


                 SHARES                           SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING                  SHARES
                 BENEFICIALLY                                                                                        BENEFICIALLY
                 OWNED PRIOR TO                                                                                      OWNED AFTER THE
                 OFFERING                                                                                            OFFERING(1)


Name of          Number     %     Common    Upon      Upon      Upon        Upon      Upon      Upon       Upon      Number     %
Selling                           Stock     Exercise  Exercise  Conversion  Exercise  Exercise  Exercise   Exercise
Shareholder                                 of        of        of Series   of        of        of Unit    of Other
                                            Series A  Series B  C           Series    Series    Offering   Warrants
                                            Warrants  Warrants  Preferred   C-1       C-2       Warrants
                                                                Stock       Warrants  Warrants  (2)
                                                                (2)(3)      (2)(3)    (2)(3)

Bud & Julie      350,000    2.1   250,000   62,500    37,500                                                             *        *
Whetstone
Charitable
Foundation
Bud Whetstone    210,000    1.3   150,000   37,500    22,500                                                             *        *
Leon DeLozier    5,000      *               3,125     1,875                                                              *        *
Steve Holden(5)  100,000    1.4             62,500    37,500                                                             *        *
Kenneth L.       35,000     *     25,000    6,250     3,750                                                              *        *
Erikson
Allen Radike     35,000     *     25,000    6,250     3,750                                                              *        *
Daniel E.        56,000     *     40,000    10,000    6,000                                                              *        *
Switzer and
Mary Ann
Switzer
Cecil B.         17,500     *     12,500    3,125     1,875                                                              *        *
Sanders
Blakney          70,000     *     50,000    12,500    7,500                                                              *        *
Corporation
James Riederer   28,000     *     20,000    5,000     3,000                                                              *        *
Jeffrey O.       17,500     *     12,500    3,125     1,875                                                              *        *
Jorgenson.
Gary R. and      28,000     *     20,000    5,000     3,000                                                              *        *
Judy Kuphall
Dr. John V.      70,000     *     50,000    12,500    7,500                                                              *        *
Keller
Lon P.           38,650     *     30,150    3,750     2,250                                                            2,500      *
Frederick
Gloria M.        14,000     *     10,000    2,500     1,500                                                              *        *
Frederick
Paul A.          15,150     *     15,150                                                                                 *        *
Frederick
Bartly           52,045     *     34,125                                                                              17,920      *
Barnwell &
Anne C.
Barnwell JTWROS
John Bernhardt   40,000     *     40,000                                                                                 *        *
Richard          160,000    *     160,000                                                                                *        *
Genovese
Michael P.       1,700,000  9.9   1,074,200                                                     200,000               425,800    2.6
Marcus
John Vassallo    40,000     *     40,000                                                                                 *        *
LOM              125,000    *     125,000                                                                                *        *
Securities,
Ltd.
William T        140,000    *     90,000                                                        50,000                   *        *
Ratliff, Jr.
Ward Family      320,000    2.0   220,000                                                       100,000                  *        *
Foundation
RAM Trading,     350,000    2.2   350,000                                                                                *        *
Ltd.
Timothy Tatum    40,000     *     40,000                                                                                 *        *
Adam K. Stern    40,000     *     40,000                                                                                 *        *


                 SHARES                           SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING                  SHARES
                 BENEFICIALLY                                                                                        BENEFICIALLY
                 OWNED PRIOR TO                                                                                      OWNED AFTER THE
                 OFFERING                                                                                            OFFERING(1)


Name of          Number     %     Common    Upon      Upon      Upon        Upon      Upon      Upon       Upon      Number     %
Selling                           Stock     Exercise  Exercise  Conversion  Exercise  Exercise  Exercise   Exercise
Shareholder                                 of        of        of Series   of        of        of Unit    of Other
                                            Series A  Series B  C           Series    Series    Offering   Warrants
                                            Warrants  Warrants  Preferred   C-1       C-2       Warrants
                                                                Stock       Warrants  Warrants  (2)
                                                                (2)(3)      (2)(3)    (2)(3)

William J.       120,000    *     120,000                                                                                *        *
Ritger
Arthur Gronbach  20,000     *                                   10,000      5,000     5,000                              *        *
Ball Family      40,000     *                                   20,000      10,000    10,000                             *        *
Trust, dated
Oct. 23, 2001,
Trustees
Edward O. Ball
& Susan E. Ball
Byron            50,000     *                                   25,000      12,500    12,500                             *        *
Rosenstein
Christopher P.   28,000     *                                   14,000      7,000     7,000                              *        *
Choma
Dan Foley        40,000     *                                   20,000      10,000    10,000                             *        *
Dana Paul        42,000     *                                   21,000      10,500    10,500                             *        *
Bowler
David P.         42,000     *                                   21,000      10,500    10,500                             *        *
Garmus Caren
M. Garmus
TTEEs FBO
Garmus Living
Trust
David Prescott   40,000     *                                   20,000      10,000    10,000                             *        *
David Wiener     50,000     *                                   25,000      12,500    12,500                             *        *
Revocable
Trust - 96,
DTD 11/19/96
Trustee David
Wiener
Dennis Pak &     28,000     *                                   14,000      7,000     7,000                              *        *
Cindy Pak
Fiserv           30,000     *                                   15,000      7,500     7,500                              *        *
Securities
A/C/F George
F. Manos IRA
Frederic         70,000     *                                   35,000      17,500    17,500                             *        *
Bauthier
George Manos     30,000     *                                   15,000      7,500     7,500                              *        *
Gerald Ferro     42,000     *                                   21,000      10,500    10,500                             *        *
Greg Downes      28,000     *                                   14,000      7,000     7,000                              *        *
Grenfal J.       50,000     *                                   25,000      12,500    12,500                             *        *
Beachler
Harry            100,000    *                                   50,000      25,000    25,000                             *        *
Falterbauer
Helen Jones      50,000     *                                   25,000      12,500    12,500                             *        *
Marital Trust,
Micheal P.
Rucker, Trustee
Iron Grid Ltd.   25,000     *                                   12,500      6,250     6,250                              *        *


                 SHARES                           SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING                  SHARES
                 BENEFICIALLY                                                                                        BENEFICIALLY
                 OWNED PRIOR TO                                                                                      OWNED AFTER THE
                 OFFERING                                                                                            OFFERING(1)


Name of          Number     %     Common    Upon      Upon      Upon        Upon      Upon      Upon       Upon      Number     %
Selling                           Stock     Exercise  Exercise  Conversion  Exercise  Exercise  Exercise   Exercise
Shareholder                                 of        of        of Series   of        of        of Unit    of Other
                                            Series A  Series B  C           Series    Series    Offering   Warrants
                                            Warrants  Warrants  Preferred   C-1       C-2       Warrants
                                                                Stock       Warrants  Warrants  (2)
                                                                (2)(3)      (2)(3)    (2)(3)

James R. &       56,000     *                                   28,000      14,000    14,000                             *        *
Diane R.
Fisher TTEEs
FBO James R &
Diane R Fisher
Living Trust
James St. Clair  22,905     *                                   10,000      5,000     5,000                2,905         *        *
Jeffrey R.       50,000     *                                   25,000      12,500    12,500                             *        *
Bossert
Jerdan           70,000     *                                   35,000      17,500    17,500                             *        *
Enterprises,
Inc.
John O.          20,000     *                                   10,000      5,000     5,000                              *        *
Johnston
John P. Green    20,000     *                                   10,000      5,000     5,000                              *        *
Roth IRA
John Simonelli   20,000     *                                   10,000      5,000     5,000                              *        *
Jonathan Balk    20,000     *                                   10,000      5,000     5,000                              *        *
Louis Cristan    42,000     *                                   21,000      10,500    10,500                             *        *
& Kathy
Cristan
Margaret         20,000     *                                   10,000      5,000     5,000                              *        *
Wisnasky &
Donald Wisnasky
Martin Mennes    28,000     *                                   14,000      7,000     7,000                              *        *
Michael J.       42,000     *                                   21,000      10,500    10,500                             *        *
Leja TTEE /
FBO Michael J.
Leja Trust
Michael P.       50,000     *                                   25,000      12,500    12,500                             *        *
Rucker
Michael R.       50,000     *                                   25,000      12,500    12,500                             *        *
MacDonald
Monad Realty     34,000     *                                   17,000      8,500     8,500                              *        *
Inc (Alan
Adler)
Nathaniel Orme   70,000     *                                   35,000      17,500    17,500                             *        *
NFS, LLC Allen   40,000     *                                   20,000      10,000    10,000                             *        *
Weiss IRA
Rollover
NFS, LLC F/B/O   50,000     *                                   25,000      12,500    12,500                             *        *
Phil Clark IRA
Rollover
NFS, LLC         40,000     *                                   20,000      10,000    10,000                             *        *
Julius H. Roma
IRA Rollover


                 SHARES                           SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING                  SHARES
                 BENEFICIALLY                                                                                        BENEFICIALLY
                 OWNED PRIOR TO                                                                                      OWNED AFTER THE
                 OFFERING                                                                                            OFFERING(1)


Name of          Number     %     Common    Upon      Upon      Upon        Upon      Upon      Upon       Upon      Number     %
Selling                           Stock     Exercise  Exercise  Conversion  Exercise  Exercise  Exercise   Exercise
Shareholder                                 of        of        of Series   of        of        of Unit    of Other
                                            Series A  Series B  C           Series    Series    Offering   Warrants
                                            Warrants  Warrants  Preferred   C-1       C-2       Warrants
                                                                Stock       Warrants  Warrants  (2)
                                                                (2)(3)      (2)(3)    (2)(3)

North            50,000     *                                   25,000      12,500    12,500                             *        *
Metropolitan
Radiology
Assoc, LLP
401K Profit
Sharing Plan
FBO: Stuart
Jacobson
Oscar Garza      30,000     *                                   15,000      7,500     7,500                              *        *
Peter A.         28,000     *                                   14,000      7,000     7,000                              *        *
Yazkowitz
Philip C. Bird   20,000     *                                   10,000      5,000     5,000                              *        *
Ralph Rybacki    28,000     *                                   14,000      7,000     7,000                              *        *
Ritchie          1,602,705  9.99                                1,500,000   750,000   750,000                            *        *
Long/Short
Trading, Ltd.
Robert A.        40,000     *     40,000                                    20,000    20,000                             *        *
Melnick
Robert J.        100,000    *                                   50,000      25,000    25,000                             *        *
Neborsky, MD
Combination
Retirement
Trust U/T/A
11/30/82
Robert Kinney    25,000     *                                   12,500      6,250     6,250                              *        *
Roger & Divina   28,000     *                                   14,000      7,000     7,000                              *        *
Lockhart CRUT
Rose E. Snyder   50,000     *                                   25,000      12,500    12,500                             *        *
Trust (Marc A.
Snyder)
Sean Cusack      450,000    2.7   175,000                       50,000      25,000    25,000    175,000                  *        *
Sean M.          38,500     *                                   17,000      8,500     8,500                4,500         *        *
Callahan
Slava Volman     100,000    *                                   50,000      25,000    25,000                             *        *
Stuart Jacobson  50,000     *                                   25,000      12,500    12,500                             *        *
Thomas J.        28,000     *                                   14,000      7,000     7,000                              *        *
Franco
Thomas K. Beard  36,000     *                                   18,000      9,000     9,000                              *        *
Timothy Sledz    56,000     *                                   28,000      14,000    14,000                             *        *
Valuetel Inc.    42,000     *                                   21,000      10,500    10,500                             *        *
Walter           28,000     *                                   14,000      7,000     7,000                              *        *
Kuharchik
William M.       20,000     *                                   10,000      5,000     5,000                              *        *
Levin
Wolfe LP         25,000     *                                   12,500      6,250     6,250                              *        *
(Gerald Wolfe)
Yehuda Dachs     25,000     *                                   12,500      6,250     6,250                              *        *
Hilary Bergman   15,307     *                                                                              15,307        *        *
Brad Reitler     15,307     *                                                                              15,307        *        *
Matthew Balk     19,233     *     19,233                                                                                 *        *


                 SHARES                           SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING                  SHARES
                 BENEFICIALLY                                                                                        BENEFICIALLY
                 OWNED PRIOR TO                                                                                      OWNED AFTER THE
                 OFFERING                                                                                            OFFERING(1)


Name of          Number     %     Common    Upon      Upon      Upon        Upon      Upon      Upon       Upon      Number     %
Selling                           Stock     Exercise  Exercise  Conversion  Exercise  Exercise  Exercise   Exercise
Shareholder                                 of        of        of Series   of        of        of Unit    of Other
                                            Series A  Series B  C           Series    Series    Offering   Warrants
                                            Warrants  Warrants  Preferred   C-1       C-2       Warrants
                                                                Stock       Warrants  Warrants  (2)
                                                                (2)(3)      (2)(3)    (2)(3)

Burnham Hill     130,555    *     130,555                                                                                *        *
Holdings LLC
Chris Shufeldt   3,118      *                                                                              3,118         *        *
Hudson Valley    22,397     *                                                                              22,397        *        *
Capital
Management
Kimball &        2,835      *                                                                              2,835         *        *
Cross
Investment
Management
Corporation
View Trade       2,275      *                                                                              2,275         *        *
Financial
Claude Ware      2,000      *                                                                              2,000         *        *
Daniel Pietro    1,500      *                                                                              1,500         *        *
Annabel Lukens   2,000      *                                                                              2,000         *        *
Brian Herman     93,070     *                                   35,000      17,500    17,500               23,070        *        *
Eric T. Singer   5,536      *                                                                              5,536         *        *
Thomas Corona    2,500      *                                                                              2,500         *        *
Roger Lockhart   700        *                                                                              700           *        *
John Green       4,050      *                                                                              4,050         *        *
Richard L.       200,000    1.2   100,000                                                       100,000                  *        *
Barner Trust
David E. Jorden  560,000    3.4   275,000                                                       275,000               10,000      *
James G.         110,000    *     50,000                                                        50,000                10,000      *
O'Shaughnessy
Theodore L.      50,000     *     25,000                                                        25,000                   *        *
Tarson
Revocable
Living Trust
Charles A.       50,000     *     25,000                                                        25,000                   *        *
Carlson III
FEQ Gas LLC      2,445,000  14.7  2,000,000                                                     2,000,000                *        *
TIHO             200,000    1.2   100,000                                                       100,000                  *        *
Investments
Howard M. Freed  50,000     *     25,000                                                        25,000                   *        *
Chad Burton      50,000     *     25,000                                                        25,000                   *        *
Steven           50,000     *     25,000                                                        25,000                   *        *
Jakubowski(6)
Mead Systems,    650,000    3.9   325,000                                                       325,000                  *        *
Inc.
Steve B. Rosner  50,000     *     25,000                                                        25,000                   *        *
Carl A. Lessman  50,000     *     25,000                                                        25,000                   *        *
Melissa          100,000    *     50,000                                                        50,000                   *        *
Diamondidas
Frank L.         200,000    1.2   100,000                                                       100,000                  *        *
Deleonardo Jr.
Trust dated
2/15/2003


                 SHARES                           SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING                  SHARES
                 BENEFICIALLY                                                                                        BENEFICIALLY
                 OWNED PRIOR TO                                                                                      OWNED AFTER THE
                 OFFERING                                                                                            OFFERING(1)


Name of          Number     %     Common    Upon      Upon      Upon        Upon      Upon      Upon       Upon      Number     %
Selling                           Stock     Exercise  Exercise  Conversion  Exercise  Exercise  Exercise   Exercise
Shareholder                                 of        of        of Series   of        of        of Unit    of Other
                                            Series A  Series B  C           Series    Series    Offering   Warrants
                                            Warrants  Warrants  Preferred   C-1       C-2       Warrants
                                                                Stock       Warrants  Warrants  (2)
                                                                (2)(3)      (2)(3)    (2)(3)

Stephen B.       135,722    *     38,394                                                        25,000                72,328      *
Murchison &
Tia C.
Murchison

Richard O'Brian  52,692     *     25,000                                                        25,000                 2,692      *
Chris Allison    50,000     *     25,000                                                        25,000                   *        *
BDR              986,337    5.9                                                                            200,000    786,387    4.7
Consulting,
Inc.(7)
Kent T.          175,000    1.1                                                                            175,000       *        *
Smith(8).
FEQ Investments  1,225,000  7.4                                                                            1,225,000     *        *
The Carmen       100,000    *                                                                              200,000       *        *
Group(9)
Nadine           1,000,000  6.0                                                                            1,000,000     *        *
Smith(10)
IVC Group        400,000    2.4                                                                            400,000       *        *
Stern & Co.      100,000    *                                                                              100,000       *        *
HMA Advisors     600,000    3.6                                                                            600,000       *        *
The Research     40,000     *     40,000                                                                                 *        *
Works, Inc.
R.M. Duncan      13,394     *     13,394                                                                                 *        *
Securities,
Inc.
Canaccord        15,000     *     15,000                                                                                 *        *
Capital USA
Inc.
LOM Capital      7,500      *     7,500                                                                                  *        *
Ltd.

* Less than 1%.


(1) Assumes that all shares being offered by the selling shareholders under this prospectus are sold and that each selling shareholder acquires no additional shares of common stock before the completion of this offering.

(2) The holders of the Series C convertible preferred stock, the Series C-1 Warrants, the Series C-2 Warrants, and the warrants issued in the 2004 Unit Offering are subject to certain conversion/exercise blocker provisions so that the holder may not beneficially own more than 9.999% of our common stock.

(3) Pursuant to the registration rights agreements entered into between Cytomedix and the investors in the 2004 Series C Offering, we are required to register for resale the number of shares of common stock equal to no less than 120% of the maximum number of shares of common stock that would be issuable upon conversion of the Series C convertible preferred stock and upon exercise of the Series C-1 Warrants and the Series C-2 Warrants. This results in the following additional shares of common stock being registered for resale by the selling shareholders, which are not reflected in the table above:

      Series C Convertible Preferred                   560,000
      Stock
      Series C-1 Warrants                              280,000
      Series C-2 Warrants                              280,000
Total Additional Shares Being Registered             1,120,000

(4) David P. Crews is a director and, as a registered broker-dealer, participated as a selling agent in the 2002 Offering.

(5) Steve Holden served as a director from August 22, 2002, until his resignation on October 2, 2003.

(6) Steve Jakubowski is an outside attorney for Cytomedix who represented us during the bankruptcy reorganization and represents us currently in connection with various litigation issues.

(7) BDR Consulting, Inc. is a consulting firm that serves as consultant to the Board. Jim D. Swink, Jr. is its sole shareholder and president.

(8) Kent T. Smith is the former President and Chief Executive Officer of Cytomedix.

(9) The Carmen Group, Inc. is a consulting firm that provided business consulting services to Cytomedix. One of our former directors, Mr. Robert Burkett, is a former president of the Non-Profit Sector Division of The Carmen Group and serves currently as a consultant to The Carmen Group. Under the terms of the consulting agreement with The Carmen Group, it received fully-vested and exercisable warrants to purchase 100,000 shares of our common stock at $1.25 per share as of June 17, 2004. The agreement also provided that we issue additional warrants to purchase 100,000 shares of our common stock at $2.00 per share on or before September 30, 2004.

(10) Ms. Nadine Smith is a former consultant to the Board who played a significant role in our operations.

                              PLAN OF DISTRIBUTION

We are registering all 25,606,551 shares covered by this prospectus on behalf of the selling shareholders. As used in this prospectus, the term "selling shareholders" includes the selling shareholders' pledgees, donees, transferees, or others who may later hold the selling shareholders' interests. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions or underwriting discounts relating to the sale of the shares. We will not receive any of the proceeds from this offering or the sales of the common stock by the selling shareholders. We can provide no assurance that all or any shares of the common stock offered will be sold by the selling shareholders.

The selling shareholders may sell the shares in the over-the-counter market, on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling shareholders may sell the shares at prevailing market prices at the time of sale, at prices related to the prevailing market prices, or at other negotiated prices. The selling shareholders will act independently in determining the timing, manner, and size of each sale.

The selling shareholders may sell their shares to or through brokers or dealers, or not. The methods by which the shares may be sold include: (1) a block trade in which a broker-dealer may resell a portion of the block, in order to facilitate the transaction; (2) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (3) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (4) an exchange distribution in accordance with the rules of the applicable exchange;
(5) privately negotiated transactions; and (6) any other method permitted by applicable law.

The selling shareholders may negotiate and pay commissions, discounts or concessions to broker-dealers for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. If the selling shareholders or broker-dealers qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. Further, the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to the selling shareholders' sales in the market.

In addition to selling their shares under this prospectus, the selling shareholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift distribution, or other transfer.

The selling shareholders also could sell their shares under Rule 144 of the Securities Act rather than under this prospectus. Generally under Rule 144, each person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares up to and including the greater of 1% of a company's then-outstanding common stock or the average weekly trading volume for the four weeks prior to the proposed sale.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

                 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      Our common stock is registered under the Securities Exchange Act of 1934, and we are therefore required to file certain annual, quarterly and current event reports, along with proxy statements and other information with the Securities and Exchange Commission as required by that Act. You may read and copy all reports and other materials filed with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at1-800-SEC-0330. The SEC also maintains a website where you can view and print all reports, proxy and information statements, and other information filed with the SEC. The address of this website is www.sec.gov.

      We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any Current Reports on Form 8-K filed under Item 12):

      o Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the SEC on March 23, 2006 (File No. 001-32518)

      o The description of our common stock set forth in the registration statement on Form 8-A/A filed with the SEC on May 31, 2005 (File No. 001-32518)

      As stated above, all future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than any Current Reports on Form 8-K filed under Item 12) are deemed to be incorporated by reference into this prospectus.

      Upon written or oral request from any person, including any beneficial owner, to whom this prospectus is delivered, we will provide, at no cost to such person, a copy of any or all of the information that has been incorporated by reference into this prospectus. Such requests should be submitted to:

      Cytomedix, Inc.
      Attn: Chief Financial Officer
      416 Hungerford Drive
      Suite 330
      Rockville, Maryland 20850
      (240) 499-2680

                DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      Our Restated Certificate of Incorporation and Bylaws provide generally that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. This indemnification is reflected in the employment agreements we enter into with our executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our paying expenses incurred by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with the registration of the securities in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Securities Act of 1933. We will be governed by the final adjudication of such issue.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


                    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all of the costs and fees associated with the registering of the shares, but the selling shareholders will pay any brokerage commissions or underwriting discounts relating to the sale of the shares.

The following table sets forth the estimated expenses in connection with this Registration Statement. The expenses are merely estimates, other than the filing fees payable to the Securities and Exchange Commission.



------------------------------------------------------- --------------
Securities and Exchange Commission Filing Fee           $     6,716.10
------------------------------------------------------- --------------
Printing Fees and Expenses                              $    10,000.00
------------------------------------------------------- --------------
Accounting Fees and Expenses                            $    15,000.00
------------------------------------------------------- --------------
Blue Sky Fees and Expenses                              $     5,000.00
------------------------------------------------------- --------------
Trustees' and Transfer Agents' Fees                     $     2,500.00
------------------------------------------------------- --------------
Legal Fees                                              $    30,000.00
------------------------------------------------------- --------------
Miscellaneous                                           $    17,000.00
                                                        --------------
------------------------------------------------------- --------------
TOTAL                                                   $    86,216.10
------------------------------------------------------- --------------


                     INDEMNIFICATION OF OFFICERS AND DIRECTORS

Generally speaking, Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who might be a party to an action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Article 10 of our Restated Certificate of Incorporation provides that our directors shall not be personally liable to Cytomedix or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to Cytomedix or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

Further, Article VIII of our Restated Bylaws provides generally that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cytomedix) by reason of the fact that he is or was a director, officer, employee or agent of Cytomedix, or is or was serving at the request of Cytomedix as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Cytomedix, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. To the extent that a director, officer, employee or agent of Cytomedix has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Cytomedix unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The indemnification and advancement of expenses provided by, or granted pursuant to, our Restated Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Furthermore, our Restated Bylaws provide that we have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Cytomedix, or is or was serving at the request of Cytomedix as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Cytomedix would have the power to indemnify him against such liability under the provisions of the Restated Bylaws.

We also include indemnification provisions in our employment contracts with our executive officers. Generally speaking, these provisions provide that we shall indemnify our officers against, and shall pay and advance, all reasonable expenses, including attorneys' fees and disbursements, and any judgments, fines, and amounts paid in settlement incurred by our officers in connection with a claim, action, suit, proceeding, or appeal therefrom, in the event our directors' and officers' insurance lapses, to the fullest extent permitted under our Restated Certificate of Incorporation, Restated Bylaws, or applicable law.



                                    EXHIBITS

2.1 First Amended Plan of Reorganization with All Technical Amendments (Previously filed on June 28, 2002, on Form 8-K, File No. 000-28443).

2.2 Amended and Restated Official Exhibits to the First Amended Plan of Reorganization of Cytomedix, Inc. with All Technical Amendments (Previously filed on May 10, 2004, on Form 10-QSB for the quarter ended March 31, 2004, File No. 000-28443).

4.1 Amended and Restated Certificate of Designation of the Relative Rights and Preferences of Series A Preferred, Series B Preferred and common stock of Cytomedix, Inc. (Previously filed on March 31, 2004, on Form 10-KSB for year ended December 31, 2003, File No. 000-28443).

4.2 Form of Class A Warrant issued to New Investors and DIP Lenders (Previously filed on December 5, 2002, on Form 10-QSB for quarter ended September 30, 2001, File No. 000-28443).

4.3 Form of Class B Warrant issued to New Investors and DIP Lenders (Previously filed on December 5, 2002, on Form 10-QSB for quarter ended September 30, 2001, File No. 000-28443).

4.4 Form of Series C-1 Warrant to Purchase Shares of common stock of Cytomedix, Inc. (Previously filed on March 29, 2004 on Form 8-K, File No. 000-28443.)

4.5 Form of Series C-2 Warrant to Purchase Shares of common stock of Cytomedix, Inc. (Previously filed on March 29, 2004 on Form 8-K, File No. 000-28443).

4.6 Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Stock of Cytomedix, Inc. as filed with the Delaware Secretary of State on March 25, 2004 (Previously filed on March 29, 2004 on Form 8-K, File No. 000-28443).

4.7 Form of Registration Rights Agreement, dated as of March 25, 2004, between Cytomedix, Inc., and the purchasers named therein (Previously filed on March 29, 2004 on Form 8-K, File No. 000-28443).

4.8 Form of Registration Rights Agreement, dated June 4, 2003, between Cytomedix, Inc. and the investors in the 2003 Offering (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.9 Form of placement agent warrant dated March 25, 2004, issued to Burnham Hill Partners or its designees in connection with the 2004 Series C Offering (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.10 Form of Registration Rights Agreement dated March 31, 2004, between Cytomedix, Inc. and the investors in the 2004 Unit Offering (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.11 Form of Investment Rights Agreement dated March 31, 2004 between Cytomedix, Inc. and investors in the 2004 Unit Offering (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.12 Form of warrant issued to investors in the 2004 Unit Offering (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.13 Form of consulting warrant issued to Burnham Hill Partners or its designees (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.14 Form of warrant issued to FEQ Investments, Inc., dated October 1, 2003 (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.15 Form of Registration Rights Agreement between Cytomedix, Inc., and FEQ Investments (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.16 Form of warrant issued to FEQ Investments, Inc., dated April 1, 2004 (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.17 Form of warrant issued to BDR Consulting, Inc., dated February 24, 2004(Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.18 Form of warrant issued to Mr. Kent Smith, dated January 2, 2004 (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.19 Form of warrant issued to The Carmen Group, Inc., dated October 1, 2003 (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.20 Form of warrant issued to IVC Group, dated October 1, 2003 (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.21 Form of Registration Rights Agreement between Cytomedix, Inc. and IVC Group (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.22 Form of warrant issued to Stern & Co., dated October 1, 2003 (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.23 Form of Registration Rights Agreement between Cytomedix, Inc. and Stern & Co. (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.24 Form of warrant issued to Ms. Nadine Smith, dated April 1, 2003 (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.25 Form of Registration Rights Agreement between Cytomedix, Inc. and Ms. Nadine Smith, dated April 1, 2003 (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

4.26 Form of warrant issued to HMA Advisors, dated July 29, 2002 (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

5.1 Opinion of Williams & Anderson PLC (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

10.1 Royalty Agreement, dated as of December 26, 2000, by and between Cytomedix, Inc. and Curative Health Services, Inc. (Previously filed on January 17, 2001, on Form 8-K, File No. 000-28443).

10.2 First Amendment to Royalty Agreement, dated as of April 20, 2001, by and between Cytomedix, Inc. and Curative Health Services, Inc. (Previously filed on May 25, 2001, on SB-2/A, File No. 333-55818).

10.3 Second Amendment to Royalty Agreement, dated as of December 5, 2002, by and between Cytomedix, Inc. and Curative Health Services, Inc. (Previously filed on March 31, 2003, on Form 10-KSB for year ended December 31, 2002, File No. 000-28443).

10.4 Cytomedix, Inc. Long-Term Incentive Plan (Previously filed on November 7, 2002, on Form 10-QSB for quarter ended June 30, 2001, File No. 000-28443).

10.5 License Agreement dated March 21, 2001, by and between Cytomedix, Inc. and DePuy AcroMed, Inc. (Previously filed on April 16, 2001, on Form 10-KSB for year ended December 31, 2000, File No. 000-28443).

10.6 Amendment dated March 3, 2005, to the License Agreement by and between Cytomedix, Inc. and DePuy Spine, Inc. (f/k/a DePuy Acromed, Inc.) (Previously filed on March 31, 2005, on Form 10-KSB for year ended December 31, 2004, File No. 000-28443).

10.7 Second License Agreement dated March 3, 2005, to the License Agreement by and between Cytomedix, Inc. and DePuy Spine, Inc. (f/k/a DePuy Acromed, Inc.) (Previously filed on March 31, 2005, on Form 10-KSB for year ended December 31, 2004, File No. 000-28443).

10.8 Employment Agreement with Mr. Kent T. Smith (Previously filed on December 5, 2002, on Form 10-QSB for quarter ended September 30, 2001, File No. 000-28443).

10.9 Employment Agreement with Ms. Carelyn P. Fylling (Previously filed on December 5, 2002, on Form 10-QSB for quarter ended September 30, 2001, File No. 000-28443).

10.10 Registration Rights Agreement by and between Cytomedix, Inc. and the New Investors and Cytomedix, Inc. and the DIP Lenders (Previously filed on December 5, 2002, on Form 10-QSB for quarter ended September 30, 2001, File No. 000-28443).

10.11 BDR/Cytomedix Consulting Arrangement (Previously filed on December 5, 2002, on Form 10-QSB for quarter ended September 30, 2001, File No. 000-28443).

10.12 Form of Series C Convertible Stock Purchase Agreement, dated as of March 25, 2004, between Cytomedix, Inc., and the purchasers named therein (Previously filed on March 29, 2004 on Form 8-K, File No. 000-28443).

10.13 Employment Agreement with Mr. Mark E. Cline (Previously filed on March 31, 2004, on Form 10-KSB for year ended December 31, 2003, File No. 000-28443).

10.14 Employment Agreement with Mr. William L. Allender (Previously filed on March 31, 2004, on Form 10-KSB for year ended December 31, 2003, File No. 000-28443).

10.15 Addendum to Employment Agreement with Mr. William L. Allender (Previously filed on November 15, 2004, on Form 10-QSB for quarter ended September 30, 2004, File No. 000-28443).

10.16 The Carmen Group/Cytomedix Consulting Agreement dated October 1, 2003 (Previously filed on May 10, 2004, on Form 10-QSB for the quarter ended March 31, 2004).

10.17 Employment Agreement with Kshitij Mohan, Ph.D., dated April 20, 2004 (Previously filed on May 7, 2004, on Form 8-K, File No. 00028443).

10.18 Termination Agreement between Cytomedix, Inc., and Kshitij Mohan, dated April 20, 2004 (Previously filed on May 7, 2004, on Form 8-K, File No. 000-28443).

10.19 Amended and Restated Agreement between Cytomedix, Inc. and Burnham Hill Partners dated March 19, 2004 (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

10.20 Form of Services Agreement between Cytomedix, Inc. and Stern & Co. (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

10.21 Form of Services Agreement between Cytomedix, Inc. and IVC Group (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

10.22 Form of Services Agreement between Cytomedix, Inc. and FEQ Investments, Inc., dated October 1, 2003 (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

10.23 Consulting Agreement between Cytomedix, Inc. and Ms. Nadine C. Smith, dated April 1, 2003 (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

10.24 Confidential Release and Settlement Agreement between Cytomedix, Inc. and Mr. Kent Smith, dated January 2, 2004 (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

10.25 Financial Services Agreement between Cytomedix, Inc. and HMA Advisors, Inc., dated July 29, 2002 (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

10.26 Letter Agreement between Cytomedix, Inc. and The Research Works, Inc., dated August 20, 2003 (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

10.27 Form of Selling Agent Agreement between Cytomedix, Inc. and selling agents in the 2002 Offering (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

10.28 Form of Selling Agent Agreement between Cytomedix, Inc. and selling agents in the 2003 Offering (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

10.29 Form of Selling Agent Agreement between Cytomedix, Inc. and selling agents in the 2004 Unit Offering (Previously filed on May 11, 2004, on Form SB-2, File No. 333-115364).

10.30 Confidential Separation Agreement and Release Agreement between Cytomedix, Inc., and Mr. Mark E. Cline, dated June 28, 2004 (Previously filed on July 6, 2004, on Form SB-2A, File No. 333-115364).

10.31 Settlement and License Agreement dated May 1, 2005 by and between Cytomedix, Inc. and Medtronic, Inc. (Previously filed on May 10, 2005, on Form 8-K, File No. 000-28443).

10.32 Settlement Agreement and License Agreement dated May 23, 2005, by and between Cytomedix, Inc., and Harvest Technologies Corporation (Previously filed on May 27, 2005, on Form 8-K, File No. 000-28443).

10.33 Settlement and License Agreement dated June 26, 2005, by and between Cytomedix, Inc., and Perfusion Partners and Associates Inc. (Previously filed on August 15, 2005, on Form 10-QSB for the quarter ended June 30, 2005, File No. 000-28443).

10.34 License Agreement dated October 7, 2005, by and between Cytomedix, Inc., and COBE Cardiovascular, Inc. (Previously filed on October 11, 2005, on Form 8-K, File No. 000-28443).

10.35 Settlement and License Agreement dated October 12, 2005, by and between Cytomedix, Inc., and SafeBlood Technologies, Inc. (Previously filed on November 9, 2005, on Form 10-QSB, File No. 000-28443).

10.36 Separation Agreement and Release dated July 15, 2005, by and between Cytomedix, Inc., and William L. Allender (Previously filed on August 15, 2005, on Form 10-QSB for the quarter ended June 30, 2005, File No. 000-28443).

10.37 Employment Agreement dated June 3, 2005, by and between Cytomedix, Inc., and Andrew Maslan (Previously filed on June 20, 2005, on Form 8-K, File No. 000-28443).

10.38 Distributor Agreement dated October 31, 2005, by and between Cytomedix, Inc., and National Wound Therapies, LLC (Previously filed on March 23, 2006, File No. 001-32518).

16.1 Letter from KPMG dated August 22, 2002 (Previously filed on August 26, 2002, on Form 8-K, File No. 000-28443).

20.1 Notice to Shareholders of Cytomedix, Inc. dated October 17, 2001 (Previously filed on November 12, 2002, on Form 10-QSB, File No. 000-28443).

20.2 Definitive Proxy Statement (Previously filed on September 30, 2004, File No. 000-28443).

23.1  Consent of Williams & Anderson PLC (included in Exhibit 5.1).

23.2  Consent of LJ Soldinger Associates LLC

                                  UNDERTAKINGS

(A) Rule 415 Offering. The undersigned registrant hereby undertakes to:

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(B) Request for acceleration of effective date.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and had duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville in the State of Maryland on March 30, 2006.

                                       CYTOMEDIX, INC.


                                       /s/ Kshitij Mohan
                                       -----------------
                                       Kshitij Mohan, Chief Executive Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:


                                       /s/ Kshitij Mohan
                                       -----------------
                                       Kshitij Mohan, as Chief Executive Officer
                                       and as a Director
                                       Date:  March 30, 2006

                                       /s/ Andrew Maslan
                                       --------------------
                                       Andrew Maslan, as Chief Financial
                                       Officer, and the chief accounting officer
                                       Date:  March 30, 2006

                                       /s/ David P. Crews
                                       ------------------
                                       David Crews, Director
                                       Date:  March 30, 2006

                                       /s/ Mark T. McLoughlin
                                       ----------------------
                                       Mark T. McLouhglin, Director
                                       Date:  March 30, 2006

                                       /s/ David F. Drohan
                                       -------------------
                                       David F. Drohan, Director
                                       Date:  March 30, 2006

                                       /s/ James Benson
                                       ----------------
                                       James Benson, Director
                                       Date:  March 30, 2006